Back to Form 10-Q
Exhibit 10.1
  CORPORATE INTEGRITY AGREEMENT
between the
Office of Inspector General
of the
Department of Health and Human Services
and
WellCare Health Plans, Inc.

I.           Preamble

 WellCare Health Plans, Inc. and its affiliates and subsidiaries (WellCare) hereby enters into this Corporate Integrity Agreement (CIA) with the Office of Inspector General (OIG) of the United States Department of Health and Human Services (HHS) to promote compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and all other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) (Federal health care program requirements). Contemporaneously with this CIA, WellCare is entering into a Settlement Agreement with the United States (Settlement Agreement).

II.          Term and Scope of the CIA

 A.      The period of the compliance obligations assumed by WellCare under this CIA shall be 5 years from the effective date of this CIA, unless otherwise specified. The effective date shall be the date on which the final signatory of this CIA executes this CIA (Effective Date). Each one-year period, beginning with the one-year period following the Effective Date, shall be referred to as a “Reporting Period.”

 B.      Sections VII, X, and XI shall expire no later than 120 days after OIG’s receipt of:  (1) WellCare’s final annual report; or (2) any additional materials submitted by WellCare pursuant to OIG’s request, whichever is later.

             C.      The scope of this CIA shall be governed by the following definitions:

1.   “Covered Persons” includes:

a. all natural persons who are owners (other than shareholders who: (1) have an ownership interest of less than 5%; and (2) acquired the ownership interest through public trading or in connection with

Corporate Integrity Agreement
WellCare Health Plans, Inc.

equity awards made pursuant to an employment contract or Company equity compensation plans), officers, directors, and employees of WellCare; and

b. all contractors, subcontractors, agents, and other persons who perform Reimbursement Related Functions.

Notwithstanding the above, this term does not include (1) part-time or per diem employees, contractors, subcontractors, agents, and other persons who are not reasonably expected to work more than 160 hours per year, except that any such individuals shall become “Covered Persons” at the point when they work more than 160 hours during the calendar year; or (2) employees, contractors, subcontractors, agents, and other persons of WellCare who perform only physical plant maintenance, facility security, janitorial and/or cafeteria-related duties.

2.   “Relevant Covered Persons” includes all Covered Persons whose job responsibilities relate to Reimbursement Related Functions.

3.   “Reimbursement Related Functions” includes those functions related to reimbursement from any Federal health care program, including, but not limited to: (a) the preparation and submission of reports of costs and expenditures, claims and/or encounter data, reconciliation data or any other information used to support or substantiate the receipt of reimbursement from any Federal health care program; (b) coding, billing, auditing, and accounting, and/or preparation and submission of material information related to any claim or request for payment from any Federal health care program; and (c) the preparation and submission of bids and other data or information in response to requests for proposals.

4.   “Plan” includes WellCare and any subsidiary of WellCare that contracts with Medicare or any Medicaid program.

III.        Corporate Integrity Obligations

 WellCare shall establish and maintain a Compliance Program that includes the following elements:

Corporate Integrity Agreement
WellCare Health Plans, Inc.

 A.      Compliance Responsibilities of Corporate Officers, Corporate Compliance Committee, Board Regulatory Compliance Committee, and Management.

1.   Chief Compliance Officer. Prior to the Effective Date, WellCare appointed a Chief Compliance Officer, and WellCare shall maintain a Chief Compliance Officer throughout the term of the CIA. The Chief Compliance Officer shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements. The Chief Compliance Officer shall be a member of senior management of WellCare, shall report directly to the Chief Executive Officer of WellCare, shall make periodic (at least quarterly) reports regarding compliance matters directly to the Board of Directors of WellCare, and shall be authorized to report on such matters to the Board of Directors at any time. The Chief Compliance Officer shall not be, or be subordinate to, the General Counsel or the Chief Financial Officer (CFO).  The Chief Compliance Officer shall be responsible for monitoring the day-to-day compliance activities engaged in by WellCare as well as for any reporting obligations created under this CIA. Any noncompliance job responsibilities of the Chief Compliance Officer shall be limited and must not interfere with the Chief Compliance Officer's ability to perform the duties outlined in this CIA.

             WellCare shall report to OIG, in writing, any change in the identity of the Chief Compliance Officer, or any actions or changes that would affect the Chief Compliance Officer's ability to perform the duties necessary to meet the obligations in this CIA, within five days after the change.

2.   Corporate Compliance Committee. Prior to the Effective Date, WellCare appointed a Compliance Committee comprised of members of senior management (Corporate Compliance Committee), and WellCare shall maintain the Corporate Compliance Committee throughout the term of the CIA. The Corporate Compliance Committee shall, at a minimum, include the Chief Compliance Officer and other members of senior management necessary to meet the requirements of this CIA (e.g., senior executives of relevant departments, such as billing, clinical, human resources, audit, and operations). The Chief Compliance Officer shall chair the Corporate Compliance Committee and the Committee shall support the Chief Compliance Officer in fulfilling his/her responsibilities (e.g., shall assist in the analysis of the organization's risk areas and shall oversee monitoring of internal and external audits and investigations).  The Corporate Compliance Committee shall meet at least quarterly.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

            WellCare shall report to OIG, in writing, any changes in the composition of the Corporate Compliance Committee, or any actions or changes that would affect the Corporate Compliance Committee's ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

3.   Compliance Liaisons. Within 120 days after the Effective Date, WellCare shall appoint, and shall maintain during the term of the CIA, individuals to serve as compliance liaisons at each of WellCare's seven principal locations (Compliance Liaisons). The Compliance Liaisons shall be responsible for: (a) assisting the Chief Compliance Officer to implement the policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA, applicable Plan contracts with Medicare, Medicaid, and Federal health care program requirements for the applicable Plans; (b) assisting the Chief Compliance Officer to monitor the day-to-day compliance activities at the applicable Plans; and (c) serving as a contact person for the Chief Compliance Officer for compliance activities at the applicable Plans. The Compliance Liaisons shall make periodic (at least semi-annual) written reports regarding compliance matters directly to the Chief Compliance Officer, and shall be authorized to report on such matters directly to the Board Regulatory Compliance Committee at any time. The Compliance Liaisons shall be independent from WellCare's Legal Department. WellCare shall report to OIG, in writing, any changes in the identity or position description of any Compliance Liaisons, or any actions or changes that would affect any Compliance Liaison's ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after any such change.

4.   Board Regulatory Compliance Committee. Prior to the Effective Date, WellCare formed the Regulatory Compliance Committee of the Board of Directors (Board Regulatory Compliance Committee). The Board Regulatory Compliance Committee is charged with overseeing WellCare’s regulatory Compliance Program, its compliance with federal and state laws and regulations, and its compliance with the WellCare Code of Conduct and Business Ethics (Code of Conduct) and related policies. The Board Regulatory Compliance Committee shall also be responsible for oversight of the obligations of this CIA. The Board Regulatory Compliance Committee's Reporting Policy requires that compliance issues and concerns be timely reported to the Board Regulatory Compliance Committee. In addition, WellCare’s Code of Conduct provides that employees may report violations of the Code of Conduct, or pose questions about reporting violations, to the Chair of the Board Regulatory Compliance Committee. At least quarterly, the Chief Compliance Officer reviews with the Board Regulatory Compliance Committee all aspects of WellCare’s compliance program, focusing on

Corporate Integrity Agreement
WellCare Health Plans, Inc.

specific areas of risk and concern.  In addition, the Chief Compliance Officer and other members of senior management provide interim reports to the Chair of the Board Regulatory Compliance Committee, and to the Committee, during informal briefings and specially-convened meetings.  The Board Regulatory Compliance Committee understands that it may be advisable, in certain circumstances, to consult with its own independent professionals, and the Chair of Board Regulatory Compliance Committee will promptly notify OIG upon such consultation with such professional.  The Board Regulatory Compliance Committee shall, at a minimum, be responsible for the following:

a.           The Board Regulatory Compliance Committee shall meet at least quarterly to review and oversee WellCare’s Compliance Program, including but not limited to, the performance of the Chief Compliance Officer and Compliance Department.

b.           Within 120 days of the Effective Date, and annually thereafter, the Board Regulatory Compliance Committee shall review the effectiveness of WellCare's Compliance Program (Compliance Program Review) for each Reporting Period of the CIA. The Board Regulatory Compliance Committee shall document its findings and conclusions in writing (Compliance Program Review Assessment). The Compliance Program Review Assessment shall be in addition to any mention of the Compliance Program Review in minutes of the Board Regulatory Compliance Committee.  A copy of the Compliance Program Review Assessment shall be provided to OIG in each Annual Report submitted by WellCare.

c.           For each Reporting Period of the CIA, the Board Regulatory Compliance Committee shall adopt a resolution, signed by each individual member of the Board Regulatory Compliance Committee, summarizing its review and oversight of WellCare’s compliance with Federal health care program requirements and the obligations of this CIA.

At minimum, the resolution shall include the following language:

           “The Board Regulatory Compliance Committee has made a reasonable inquiry into the operations and efficacy of WellCare's Compliance Program, including the performance of the Chief Compliance Officer and the Compliance Department.  Based on the information it has received and obtained, and the findings contained in its Compliance Program Review Assessment, the Board Regulatory Compliance Committee has concluded that, to the best of its knowledge, WellCare has implemented an effective

Corporate Integrity Agreement
WellCare Health Plans, Inc.

Compliance Program to meet Federal health care program requirements and the obligations of the CIA.”

If the Board Regulatory Compliance Committee is unable to provide such a conclusion in the resolution, the Board Regulatory Compliance Committee shall include in the resolution a written explanation of the reasons why it is unable to do so and the steps it is taking to implement an effective Compliance Program at WellCare.

WellCare shall report to OIG, in writing, any changes in the composition of the Board Regulatory Compliance Committee, or any actions or changes that would affect the Board Regulatory Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

5.   Management Accountability and Certifications: In addition to the responsibilities set forth in this CIA for all Covered Persons, certain WellCare officials (“Certifying Employees”) are specifically expected to monitor and oversee activities within their areas of authority and shall annually certify that the applicable WellCare component is compliant with Federal health care program requirements and the obligations of this CIA. The Certifying Employees include, at a minimum, the following: Chief Executive Officer; CFO; Chief Administrative Officer; Chief Medical Officer; General Counsel; President of National Health Plans; President of Florida/Hawaii Division; President of South Division; President of Northeast Division; Senior Vice President of Health Services; all Vice Presidents in Health Services Department; all Vice Presidents in Finance Department (Direct reports to CFO); Regional Chief Operating Officers or Market Directors; and Compliance Liaisons.

For each Reporting Period, each Certifying Employee shall sign a certification that states:

“I have been trained on and understand the Federal health care program compliance requirements and obligations and responsibilities of the Corporate Integrity Agreement (CIA) as they relate to [department or functional area], an area under my supervision.  I have had the opportunity to obtain supplemental guidance on those requirements and responsibilities from the Compliance and Legal Departments and my management when necessary. My job responsibilities include ensuring compliance of the [department or functional area] with all applicable Federal health care program requirements, obligations of the CIA, and WellCare policies, and I have undertaken to do so. In the event that I have identified potential issues of non-compliance with these requirements, I have

Corporate Integrity Agreement
WellCare Health Plans, Inc.

referred all such issues to the Compliance and Legal Departments for further review and follow-up.  Apart from those referred issues, I am not currently aware of any potential violation of Federal health care program requirements, the requirements of the CIA, or any WellCare Policy. I understand that this certification is being provided to and relied upon by the United States.”

            B. Written Standards.

1.  Code of Conduct.  Prior to the Effective Date, WellCare developed, implemented, and distributed a written Code of Conduct to all Covered Persons.  WellCare shall make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees. To the extent not already accomplished, within 90 days after the Effective Date, WellCare shall ensure that the Code of Conduct shall, at a minimum, set forth:

a.   WellCare's commitment to full compliance with all Federal health care program requirements;

b.   WellCare's requirement that all of its Covered Persons shall be expected to comply with all Federal health care program requirements and with WellCare's own Policies and Procedures;

c.   the requirement that all of WellCare's Covered Persons shall be expected to report to the Chief Compliance Officer, or other appropriate individuals designated by WellCare, suspected violations of any Federal health care program requirements or of WellCare's own Policies and Procedures; and

d.   the right of all individuals to use the Disclosure Program described in Section III.E, and WellCare's commitment to nonretaliation and to maintain, as appropriate, confidentiality and anonymity with respect to such disclosures.

Within 90 days after the Effective Date, each Covered Person shall certify, in writing or electronically, that he or she has received, read, understood, and shall abide by WellCare's Code of Conduct.  New Covered Persons shall receive the Code of Conduct and shall complete the required certification within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later.  Covered Persons

Corporate Integrity Agreement
WellCare Health Plans, Inc.

who had made the required certification within 60 days prior to the Effective Date are not required to recertify.

WellCare shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review.  Any revised Code of Conduct shall be distributed within 30 days after any revisions are finalized. Each Covered Person shall certify, in writing or electronically, that he or she has received, read, understood, and shall abide by the revised Code of Conduct within 30 days after the distribution of the revised Code of Conduct.

2.   Policies and Procedures. Prior to the Effective Date, WellCare implemented written Policies and Procedures regarding the operation of WellCare’s compliance program and its compliance with Federal health care program requirements. To the extent not already accomplished, within 90 days after the Effective Date, WellCare shall ensure that the Policies and Procedures address or shall continue to address:

a.   the subjects relating to the Code of Conduct identified in Section III.B.l;

b.   appropriate ways to conduct Reimbursement Related Functions in compliance with all Federal health care program requirements;

c.   WellCare’s commitment to fair, accurate, and complete accounting and reporting of all revenues, expenditures and costs incurred in providing any service to any Federal health care program beneficiary;

d.   measures designed to ensure that WellCare’s accounting and reported revenues, expenditures, and costs are fair, accurate, and complete;

e.   measures designed to ensure complete and accurate reporting of all Federal health care program information;

f.    measures designed to ensure complete and appropriate documentation of medical records;

Corporate Integrity Agreement
WellCare Health Plans, Inc.

g.   measures designed to ensure all claims submitted for Federal health care program reimbursement are accurate and complete;

h.   measures designed to ensure the accurate and complete preparation, certification, and submission of bids to Federal health care programs; and

i.    measures designed to ensure adherence to Federal health care program requirements for managed care organizations, including, but not limited to, requirements related to marketing and advertising, and the enrollment and disenrollment of beneficiaries.

Within 90 days after the Effective Date, the Policies and Procedures shall be distributed to all Covered Persons.  Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.

            At least annually (and more frequently, if appropriate), WellCare shall assess and update, as necessary, the Policies and Procedures. Within 30 days after the effective date of any revisions, any such revised Policies and Procedures shall be distributed to all Covered Persons.

C.  Training and Education.

1.   General Training. Within 90 days after the Effective Date, WellCare shall provide at least two hours of General Training to each Covered Person.  This training, at a minimum, shall explain WellCare’s:

a.   CIA requirements; and

b.   Compliance Program, including the Code of Conduct.

New Covered Persons shall receive the General Training described above within 30 days after becoming a Covered Person or within 90 days after the Effective Date, whichever is later. After receiving the initial General Training described above, each Covered Person shall receive at least one hour of General Training in each subsequent Reporting Period.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

                2.  Specific Training. Within 90 days after the Effective Date, WellCare shall require that Relevant Covered Persons receive at least three hours of Specific Training in addition to the General Training required above.

This Specific Training shall include a discussion of:

a.   all applicable Federal health care program requirements related to Reimbursement Related Functions;

b.   all WellCare policies, procedures, and other requirements related to Reimbursement Related Functions;

c.   the personal obligation of each individual in Reimbursement Related Functions to comply with all applicable Federal health care program requirements and all other applicable legal requirements;

d.   the accurate and complete accounting and reporting of all revenues, expenditures and costs incurred in providing any service to any Federal health care program beneficiary or submitted to any Federal health care program;

e.   the accurate and complete reporting of all Federal health care program information;

f.    the accurate and complete preparation, certification, and submission of bids to Federal health care programs;

g.   policies, procedures, and other requirements applicable to the documentation of medical records;

h.   Federal health care program requirements regarding the accurate coding and submission of claims;

i.     all applicable reimbursement statutes, regulations, and program requirements and directives;

j.    the legal sanctions for violations of the Federal health care program requirements; and

Corporate Integrity Agreement
WellCare Health Plans, Inc.

k.   examples of proper and improper accounting and reporting of expenditures and other information to Federal health care programs, and proper and improper claims submission practices.

To the extent that WellCare provided Specific Training to Relevant Covered Persons during the 180 days immediately prior to the Effective Date that satisfied the requirement set forth in Section III.C.2 above, WellCare is not required to repeat initial Specific Training for those individuals for the first Reporting Period.

New Relevant Covered Persons shall receive this training within 30 days after the beginning of their employment or becoming Relevant Covered Persons, or within 90 days after the Effective Date, whichever is later. A new Relevant Covered Person who has not completed the Specific Training shall not perform Reimbursement Related Functions until such time as he or she completes his or her Specific Training consistent with categories of work that trigger training in this Section.

After receiving the initial Specific Training described in this Section, each Relevant Covered Person shall receive at least two hours of Specific Training in each subsequent Reporting Period.

3.   Certification. Each individual who is required to attend training shall certify, in writing, or in electronic form, if applicable, that he or she has received the required training.  The certification shall specify the type of training received and the date received.  The Chief Compliance Officer (or designee) shall retain the certifications, along with all course materials.  These shall be made available to OIG, upon request.

4.   Qualifications of Trainer. Persons providing the training shall be knowledgeable about the subject area.

5.   Update of Training. WellCare shall review the training annually, and, where appropriate, update the training to reflect changes in Federal health care program requirements, any issues discovered during internal audits or the Reviews, and any other relevant information.

6.   Computer-based Training. WellCare may provide the training required under this CIA through appropriate computer-based training approaches or modules.  If WellCare chooses to provide computer-based training, it shall make available

Corporate Integrity Agreement
WellCare Health Plans, Inc.

appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.

D. Review Procedures.

1.   General Description.

a.   Engagement of Independent Review Organization. Within 120 days after the Effective Date, WellCare shall engage an entity (or entities), such as an accounting, auditing, or consulting firm (hereinafter “Independent Review Organization” or “IRO”), to perform reviews to assist WellCare in assessing and evaluating its Reimbursement Related Functions and certain other obligations pursuant to this CIA and the Settlement Agreement. The applicable requirements relating to the IRO are outlined in Appendix A to this CIA, which is incorporated by reference.

The IRO shall evaluate and analyze:  (1) WellCare's reporting practices related to Federal health care programs (Program Report Review); (2) WellCare's bid submissions to Federal health care programs (Bid Submissions Systems Review); and (3) if applicable, whether WellCare sought payment for certain unallowable costs (Unallowable Cost Review) (collectively, the “Reviews”).

b.   Frequency of Reviews. The Reviews shall be performed annually and shall cover each of the Reporting Periods. The IRO(s) shall perform all components of each annual Review.

c.    Frequency of Unallowable Cost Review. If applicable, the IRO shall perform the Unallowable Cost Review for the first Reporting Period.

d.   Retention of Records. The IRO and WellCare shall retain and make available to OIG, upon request, all work papers, supporting documentation, correspondence, and draft reports (those exchanged between the IRO and WellCare) related to the reviews.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

2.   Program Report Review. The Program Report Review shall consist of the following:

a.   Program Report Review. The Program Report Review shall include a review of three different reports submitted to Medicaid, Medicare, or other Federal health care program (as described further in Appendix B).  The IRO shall analyze the contents of each selected report and shall gain an understanding of the process WellCare uses to generate the report.  The engagement shall be designed to:  (a) compare WellCare's practices with best practices among similarly situated entities in the industry; (b) determine the accuracy and completeness of each report; and (c) produce findings and recommendations aimed at improving WellCare's reporting processes.  The specific focus of the engagement shall be to document and recommend improvements to the steps that WellCare takes to ensure that proper information is being recorded on such reports and that controls are reasonably designed to ensure the accuracy and completeness of the information provided.

b.   Program Report Review Report. The IRO shall prepare a report based upon the Program Report Review engagement and appropriate consulting standards (as described more fully in Appendix B) (Program Report Review Report). The Program Report Review Report shall include the IRO’s findings and supporting rationale regarding (i) the weaknesses in WellCare’s report preparation process; (ii) any recommendations the IRO may have to improve any of the systems, operations, and processes; and (iii) a summary of conclusions from the Program Report Review.

3.   Bid Submissions Systems Review. The Bid Submission Review shall consist of the following:

a.   Bid Submissions Systems Review. The Bid Submissions Review shall include a review of bid submissions from three different Plans (as described further in Appendix B). The IRO shall analyze the contents of each selected bid and also shall gain an understanding of WellCare’s bid submission process, including the WellCare policy on bid Submissions for Federal

Corporate Integrity Agreement
WellCare Health Plans, Inc.

and State Health Care Programs. The engagement shall be designed to:  (a) assess the accuracy and completeness of the bids; (b) compare WellCare’s practices with best practices among similarly situated entities in the industry; and (c) produce findings and recommendations aimed at improving WellCare’s bid submission processes.  The specific focus of the engagement shall be to document and recommend improvements to the steps that WellCare takes to ensure that proper information is being recorded on such submissions to the Federal health care program and that controls are reasonably designed to ensure the accuracy and completeness of the information provided.  In conducting the Bid Submissions Review, the IRO shall perform work that is necessary and appropriate to present findings and recommendations on WellCare’s bid submission preparation policies, procedures, and operational processes. The IRO may conduct interviews and shall review relevant policies and procedures and operational processes, along with the pertinent requests for proposals and the bid submissions under review.

b.   Bid Submissions Systems Review Report. The IRO shall prepare a report based upon the Bid Submission engagement and appropriate consulting materials (as described more fully in Appendix B) (Bid Submissions Systems Review Report). The Bid Submissions Systems Review Report shall include the IRO's findings and supporting rationale regarding (i) the weaknesses in WellCare's bid submission processes; (ii) any recommendations the IRO may have to improve any of the systems, operations, and processes; and (iii) a summary of the conclusions from the Bid Submission Systems Review.

4.   Unallowable Cost Review.   If applicable, the IRO shall conduct a review of WellCare’s compliance with the unallowable cost provisions of the Settlement Agreement.  The IRO shall determine whether WellCare has complied with its obligations not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from the United States, or any state Medicaid program. This unallowable cost analysis shall include, but not be limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by WellCare or any affiliates. To the extent that such cost reports, cost statements,

Corporate Integrity Agreement
WellCare Health Plans, Inc.

information reports, or payment requests, even if already settled, have been adjusted to account for the effect of the inclusion of the unallowable costs, the IRO shall determine if such adjustments were proper. In making this determination, the IRO may need to review cost reports and/or financial statements from the year in which the Settlement Agreement was executed, as well as from previous years.

a.   Unallowable Cost Review Report. If applicable, the IRO shall prepare a report based upon the Unallowable Cost Review performed (Unallowable Cost Review Report).  The Unallowable Cost Review Report shall include the IRO’s findings and supporting rationale regarding the Unallowable Cost Review and whether WellCare has complied with its obligation not to charge to, or otherwise seek payment from, federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify to applicable federal or state payors any unallowable costs included in payments previously sought from such payor.

5.   Validation Review. In the event OIG has reason to believe that: (a) any of the required Reviews fails to conform to the requirements of this CIA; or (b) the IRO’s findings or the results of the Reviews are inaccurate, OIG may, at its sole discretion, conduct its own review to determine whether the Review at issue complied with the requirements of the CIA and/or the findings or the results of the Review are inaccurate (Validation Review).  WellCare shall pay for the reasonable cost of any such review performed by OIG or any of its designated agents.  Any Validation Review of Reports submitted as part of WellCare’s final Annual Report shall be initiated no later than one year after WellCare’s final submission (as described in Section II) is received by OIG.

   Prior to initiating a Validation Review, OIG shall notify WellCare of its intent to do so and provide a written explanation of why OIG believes such a review is necessary.  To resolve any concerns raised by OIG, WellCare may request a meeting with OIG to:  (a) discuss the results of any Review submissions or findings; (b) present any additional information to clarify the results of any Review or to correct the inaccuracy of any Review; and/or (c) propose alternatives to the proposed Validation Review.  WellCare agrees to provide any additional information as may be requested by OIG under this Section III.D.6 in an expedited manner.  OIG will attempt in good faith to resolve any Review issues with WellCare prior to conducting a Validation Review. However, the

Corporate Integrity Agreement
WellCare Health Plans, Inc.

 final determination as to whether or not to proceed with a Validation Review shall be made at the sole discretion of OIG.

   6.   Independence and Objectivity Certification. The IRO shall include in its report(s) to WellCare a certification or sworn affidavit that it has evaluated its professional independence and objectivity, as appropriate to the nature of the engagement, with regard to the Reviews and that it has concluded that it is, in fact, independent and objective.

E. Disclosure Program.

To the extent not already accomplished, within 90 days after the Effective Date, WellCare shall establish a Disclosure Program that includes a mechanism (e.g., a toll-free compliance telephone line) to enable individuals to disclose, to the Chief Compliance Officer or some other person who is not in the disclosing individual’s chain of command, any identified issues or questions associated with WellCare's policies, conduct, practices, or procedures with respect to a Federal health care program believed by the individual to be a potential violation of criminal, civil, or administrative law.  WellCare shall appropriately publicize the existence of the disclosure mechanism (e.g., via periodic e-mails to employees or by posting the information in prominent common areas).

The Disclosure Program shall emphasize a nonretribution, nonretaliation policy, and shall include a reporting mechanism for anonymous communications for which appropriate confidentiality shall be maintained. Upon receipt of a disclosure, the Chief Compliance Officer (or designee) shall gather all relevant information from the disclosing individual.  The Chief Compliance Officer (or designee) shall make a preliminary, good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted.  For any disclosure that is sufficiently specific so that it reasonably: (1) permits a determination of the appropriateness of the alleged improper practice; and (2) provides an opportunity for taking corrective action, WellCare shall conduct an internal review of the allegations set forth in the disclosure and ensure that proper follow-up is conducted.

The Chief Compliance Officer (or designee) shall maintain a confidential disclosure log, which shall include a record and summary of each disclosure received (whether anonymous or not), the status of the respective internal reviews, and any corrective action taken in response to the internal reviews.  The confidential disclosure

Corporate Integrity Agreement
WellCare Health Plans, Inc.

log shall be made available to OIG upon request.

F.  Ineligible Persons.

1.   Definitions. For purposes of this CIA:

a.   an “Ineligible Person” shall include an individual or entity who:

i.  is currently excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or nonprocurement programs; or

ii.  has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

b.   “Exclusion Lists” include:

i.  the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.oig.hhs.gov); and

ii.  the General Services Administration’s List of Parties Excluded from Federal Programs (available through the Internet at http: //www. epls. gov).

   2.   Screening Requirements. WellCare shall ensure that all prospective and current Covered Persons are not Ineligible Persons, by implementing the following screening requirements.

a.   WellCare shall screen all prospective and current Covered Persons against the Exclusion Lists prior to engaging their services and, as part of the hiring or contracting process, shall require such Covered Persons to disclose whether they are Ineligible Persons.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

b.   WellCare shall screen all Covered Persons against the Exclusion Lists within 90 days after the Effective Date and on an annual basis thereafter.

c.   WellCare shall implement a policy requiring all Covered Persons to disclose immediately any debarment, exclusion, suspension, or other event that makes that person an Ineligible Person.

   Nothing in this Section affects the responsibility of (or liability for) WellCare to refrain from billing Federal health care programs for items or services furnished, ordered, or prescribed by an Ineligible Person. WellCare understands that items or services furnished by excluded persons are not payable by Federal health care programs and that WellCare may be liable for overpayments and/or criminal, civil, and administrative sanctions for employing or contracting with an excluded person regardless of whether WellCare meets the requirements of Section III.F.

3.   Removal Requirement. If WellCare has actual notice that a Covered Person has become an Ineligible Person, WellCare shall remove such Covered Person from responsibility for, or involvement with, WellCare's business operations related to the Federal health care programs and shall remove such Covered Person from any position for which the Covered Person's compensation or the items or services furnished, ordered, or prescribed by the Covered Person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the Covered Person is reinstated into participation in the Federal health care programs.

4.   Pending Charges and Proposed Exclusions. If WellCare has actual notice that a Covered Person is charged with a criminal offense that falls within the scope of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or is proposed for exclusion during the Covered Person's employment or contract term or during the term of a physician’s or other practitioner’s medical staff privileges, WellCare shall take all appropriate actions to ensure that the responsibilities of that Covered Person have not and shall not adversely affect the quality of care rendered to any beneficiary, patient, or resident, or any claims submitted to any Federal health care program.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

G. Notification of Government Investigation or Legal Proceedings.

Within 30 days after discovery, WellCare shall notify OIG, in writing, of any ongoing investigation or legal proceeding known to WellCare conducted or brought by a governmental entity or its agents involving an allegation that WellCare has committed a crime or has engaged in fraudulent activities. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. WellCare shall also provide written notice to OIG within 30 days after the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the investigation or proceedings, if any.

H. Repayment of Overpayments.

1.   Definition of Overpayments.  For purposes of this CIA, an “Overpayment” shall mean any funds that WellCare receives or retains under a Federal health care program to which WellCare, after applicable reconciliation, is not entitled.

2.   Repayment of Overpayments.

a.   If, at any time, WellCare identifies any Overpayment, WellCare shall repay the Overpayment to the appropriate payor (e.g., State Medicaid agency) within 30 days after identification of the Overpayment and take remedial steps within 60 days after identification (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the underlying problem and the Overpayment from recurring.  If not yet quantified, within 30 days after identification, WellCare shall notify the payor of its efforts to quantify the Overpayment amount along with a schedule of when such work is expected to be completed.  Notification and repayment to the payor shall be done in accordance with the payor's policies or as otherwise directed by the payor in writing.

b.   Notwithstanding the above, notification and repayment of any Overpayment amount that routinely is reconciled or adjusted pursuant to policies and procedures established by the payor should be handled in accordance with such policies and procedures or as otherwise directed by the payor in writing.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

I. Reportable Events.

1.   Definition of Reportable Event. For purposes of this CIA, a “Reportable Event” means anything that involves:

a.   a substantial Overpayment;

b.   a matter that a reasonable person would consider a probable violation of criminal, civil, or administrative laws applicable to any Federal health care program for which penalties or exclusion may be authorized; or

c.   the employment of or contracting with a Covered Person who is an Ineligible Person as defined by Section III.F.l.a; or

d.   the filing of a bankruptcy petition by WellCare.

A Reportable Event may be the result of an isolated event or a series of occurrences.

2.    Reporting of Reportable Events. If WellCare determines (after a reasonable opportunity to conduct an appropriate review or investigation of the allegations) through any means that there is a Reportable Event, WellCare shall notify OIG, in writing, within 30 days after making the determination that the Reportable Event exists.

3.   Reportable Events under Section III.I.1.a.  For Reportable Events under Section III.I.l.a, the report to OIG shall be made at the same time as the repayment to the payor required in Section III.H, and shall include:

a.   a copy of the notification and repayment to the payor required in Section III.H.2;

b.   a description of the steps taken by WellCare to identify and quantify the Overpayment;

c.   a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

Corporate Integrity Agreement
WellCare Health Plans, Inc.

d.   a description of WellCare's actions taken to correct the Reportable Event; and

e.   any further steps WellCare plans to take to address the Reportable Event and prevent it from recurring.

4.   Reportable Events under Section III.I.1.b and III.I.l.c.  For Reportable Events under Section III.I.l.b and III.I.l.c, the report to OIG shall include:

a.   a complete description of the Reportable Event, including the relevant facts, persons involved, and legal and Federal health care program authorities implicated;

b.   a description of WellCare's actions taken to correct the Reportable Event;

c.   any further steps WellCare plans to take to address the Reportable Event and prevent it from recurring; and

d.    if the Reportable Event has resulted in an Overpayment, a description of the steps taken by WellCare to identify and quantify the Overpayment.

5.   Reportable Events under Section III.I.l.d.  For Reportable Events under Section III.I.l.d, the report to the OIG shall include documentation of the bankruptcy filing and a description of any Federal health care program authorities implicated.

6.   Reportable Events Involving the Stark Law.  Notwithstanding the reporting requirements outlined above, any Reportable Event that involves only a probable violation of section 1877 of the Social Security Act, 42 U.S.C. §1395nn (the Stark Law) should be submitted by WellCare to the Centers for Medicare & Medicaid Services (CMS) through the self-referral disclosure protocol (SRDP), with a copy to the OIG.  The requirements of Section III.H.2 that require repayment to the payor of any identified Overpayment within 30 days shall not apply to any Overpayment that may result from a probable violation of only the Stark Law that is disclosed to CMS pursuant to the SRDP.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

IV.          Changes to Business Units or Locations

A.      Change or Closure of Unit or Location. In the event that, after the Effective Date, WellCare changes locations or closes a business unit or location doing business with any Federal health care programs, WellCare shall notify OIG of this fact as soon a possible, but no later than within 30 days after the date of change or closure of the location.

B.      Purchase or Establishment of New Unit or Location. In the event that, after the Effective Date, WellCare purchases or establishes a new business unit or location doing business with any Federal health care program, WellCare shall notify OIG no later than five days after the date that the purchase or establishment is publicly disclosed.  This notification shall include the address of the new business unit or location, phone number, fax number, any Federal health care program provider number and/or supplier number (if applicable), and the name and address of the Federal health care program contractor or Medicaid agency with which the new business unit or location does business, and the tax identification number of each new business unit or location. Each new business unit or location and all Covered Persons at each new business unit or location shall be subject to the applicable requirements of this CIA.

C.      Sale of Unit or Location.  In the event that, after the Effective Date, WellCare proposes to sell any or all of its business units or locations that are subject to this CIA, WellCare shall notify OIG of the proposed sale no later than five days after the date the sale is publicly disclosed.  This notification shall include a description of the business unit or location to be sold, a brief description of the terms of the sale, and the name and contact information of the prospective purchaser.  This CIA shall be binding on the purchaser of such business unit or location, unless otherwise determined and agreed to in writing by the OIG.

V.           Implementation and Annual Reports

   A.      Implementation Report. Within 150 days after the Effective Date, WellCare shall submit a written report to OIG summarizing the status of its implementation of the requirements of this CIA (Implementation Report). The Implementation Report shall, at a minimum, include:

Corporate Integrity Agreement
WellCare Health Plans, Inc.

               1.   the name, address, phone number, and position description of the Chief Compliance Officer required by Section III.A, and a summary of other noncompliance job responsibilities the Chief Compliance Officer may have;

   2.   names and positions of the members of the Corporate Compliance Committee, Compliance Liaisons, and Board Regulatory Compliance Committee required by Section III.A;

3.   names and positions of the Certifying Employees required by Section III.A;

4.   a copy of WellCare's Code of Conduct required by Section III.B.l;

5.   the number of individuals required to complete the Code of Conduct certification required by Section III.B.l, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

   6.   a summary of all Policies and Procedures required by Section III.B.2 (a copy of such Policies and Procedures shall be made available to OIG upon request);

7.   the following information regarding each type of training required by Section III.C:

a.   a description of such training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions; and

b.   the number of individuals required to be trained, percentage of individuals actually trained, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

8.   the following information regarding the IRO(s):  (a) identity, address, and phone number; (b) a copy of the engagement letter; and (c) a summary and description of any and all current and prior engagements and agreements between WellCare and the IRO;

Corporate Integrity Agreement
WellCare Health Plans, Inc.

9.   a certification from the IRO(s) regarding its/their professional independence and objectivity with respect to WellCare;

                           10. a description of the Disclosure Program required by Section III.E;

11. a description of the process by which WellCare fulfills the requirements of Section III.F regarding Ineligible Persons;

12. the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken in response to the screening and removal obligations set forth in Section III.F; and the actions taken to identify, quantify, and repay any overpayments to Federal health care programs relating to items or services furnished, ordered or prescribed by an Ineligible Person;

13. a list of all of WellCare's locations (including locations and mailing addresses); the corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location's Medicare and state Medicaid program provider number and/or supplier number(s) (if applicable); and the name and address of each Medicare and state Medicaid program contractor to which WellCare currently submits claims (if applicable);

14. a description of WellCare's corporate structure, including identification of any parent and sister companies, subsidiaries, and their respective lines of business; and

                           15. the certifications required by Section V.C.

B. Annual Reports. WellCare shall submit to OIG annually a report with respect to the status of, and findings regarding, WellCare’s compliance activities for each of the five Reporting Periods (Annual Report).

Each Annual Report shall include, at a minimum:

1.   any change in the identity, position description, or other noncompliance job responsibilities of the Chief Compliance Officer and any change in the membership of the Corporate Compliance Committee, Compliance Liaisons, Board Regulatory Compliance Committee, or Certifying Employees described in Section III.A;

Corporate Integrity Agreement
WellCare Health Plans, Inc.

2.   a complete copy of the Compliance Program Review Assessment required by Section III.A.4.b;

3.   a summary of any significant changes or amendments to the Code of Conduct required by Section III.B.l and the reasons for such changes;

4.   the number of individuals required to complete the Code of Conduct certification required by Section III.B.l, the percentage of individuals who have completed such certification, and an explanation of any exceptions (the documentation supporting this information shall be available to OIG, upon request);

5.   a summary of any significant changes, additions or amendments to the Policies and Procedures required by Section III.B.2 and the reasons for such changes (e.g., change in CMS or State Medicaid Agency policy);

6.   the following information regarding each type of training required by Section III.C:

a.   a description of the initial and annual training, including a summary of the topics covered, the length of sessions, and a schedule of training sessions; and

b.   the number of individuals required to complete the initial and annual training, the percentage of individuals who actually completed the initial and annual training, and an explanation of any exceptions.

A copy of all training materials and the documentation supporting this information shall be available to OIG, upon request.

7.   a complete copy of all reports prepared pursuant to Section III.D, along with a copy of the IRO’s engagement letter;

8.   WellCare’s response to the reports prepared pursuant to Section III.D, along with corrective action plan(s) related to any issues raised by the reports;

Corporate Integrity Agreement
WellCare Health Plans, Inc.

9.   a summary and description of any and all current and prior engagements and agreements between WellCare and the IRO, if different from what was submitted as part of the Implementation Report;

10. a certification from the IRO regarding its professional independence and objectivity with respect to WellCare;

11. a summary of the disclosures in the confidential disclosure log required by Section III.E that relate to Federal health care programs;

12. any changes to the process by which WellCare fulfills the requirements of Section III.F regarding Ineligible Persons;

13. the name, title, and responsibilities of any person who is determined to be an Ineligible Person under Section III.F; the actions taken in response to the screening and removal obligations set forth in Section III.F; and the actions taken to identify, quantify, and repay any overpayments to Federal health care programs relating to items or services furnished, ordered or prescribed by an Ineligible Person;

14. a summary describing any ongoing investigation or legal proceeding required to have been reported pursuant to Section III.G.  The summary shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding;

15. a report of the aggregate Overpayments that have been returned to the Federal health care programs pursuant to Section III.H.  Overpayment amounts shall be broken down into the following categories:  Medicare Advantage, Medicare Part D, Medicaid (report each applicable state separately, if applicable), and other Federal health care programs. Overpayment amounts that are routinely reconciled or adjusted pursuant to policies and procedures established by the payor do not need to be included in this aggregate Overpayment report;

16. a summary of Reportable Events (as defined in Section III.I) identified during the Reporting Period and the status of any corrective and preventative action relatmg to all such Reportable Events;

17. a description of all changes to the most recently provided list of WellCare’s locations (including addresses) as required by Section V.A.I3; the

Corporate Integrity Agreement
WellCare Health Plans, Inc.

corresponding name under which each location is doing business; the corresponding phone numbers and fax numbers; each location’s Medicare and state Medicaid program provider number(s) and/or supplier number(s) (if applicable); and the name and address of each Medicare and state Medicaid program contractor to which WellCare currently submits claims (if applicable); and

18. the certifications required by Section V.C.

The first Annual Report shall be received by OIG no later than 60 days after the end of the first Reporting Period.  Subsequent Annual Reports shall be received by OIG no later than the anniversary date of the due date of the first Annual Report.

C.  Certifications. The following certifications shall be included in the Implementation Report and each Annual Report:

                           1.   Certifying Employees: In each Annual Report, WellCare shall include the certifications of Certifying Employees as required by Section III.A.

                           2.   Board Regulatory Compliance Committee:  In each Annual Report, WellCare shall include the Board Regulatory Compliance Committee’s Resolution as required by Section III.A.4.d.

                           3.   Chief Compliance Officer: In each Implementation and Annual Report, WellCare shall include the following individual certification by the Chief Compliance Officer:

a.   he or she has reviewed the report and has made reasonable inquiry regarding its content and believes that the information in the report is accurate and truthful; and

b.   to the best of his or her knowledge, except as otherwise described in the applicable report, WellCare is in compliance with Federal health care program requirements and the obligations of the CIA.

   D.  Designation of Information.  WellCare shall clearly identify any portions of its submissions that it believes are trade secrets, or information that is commercial or financial and privileged or confidential, and therefore potentially exempt from disclosure

Corporate Integrity Agreement
WellCare Health Plans, Inc.

under the Freedom of Information Act (FOIA), 5 U.S.C. § 552. WellCare shall refrain from identifying any information as exempt from disclosure if that information does not meet the criteria for exemption from disclosure under FOIA.

VI.       Notifications and Submission of Reports

            Unless otherwise stated in writing after the Effective Date, all notifications and reports required under this CIA shall be submitted to the following entities:

OIG:	Administrative and Civil Remedies Branch
Office of Counsel to the Inspector General
Office of Inspector General
U.S. Department of Health and Human Services
Cohen Building, Room 5527
330 Independence Avenue, S.W.
Washington, DC 20201
Telephone: 202.619.2078
Facsimile: 202.205.0604

WellCare:	Blair Todt Senior Vice President & Chief Compliance Officer WellCare Health Plans, Inc. 8735 Henderson Road, Renaissance 2 Tampa, FL 33634 Telephone: 813.206.6833 Fax: 813.262.2985

Unless otherwise specified, all notifications and reports required by this CIA may be made by certified mail, overnight mail, hand delivery, or other means, provided that there is proof that such notification was received. For purposes of this requirement, internal facsimile confirmation sheets do not constitute proof of receipt. Upon request by OIG, WellCare may be required to provide OIG with an electronic copy of each notification or report required by this CIA in searchable portable document format (pdf), either instead of or in addition to, a paper copy.

VII.     OIG Inspection, Audit, and Review Rights

            In addition to any other rights OIG may have by statute, regulation, or contract,

Corporate Integrity Agreement
WellCare Health Plans, Inc.

OIG or its duly authorized representative(s) may examine or request copies of WellCare's books, records, and other documents and supporting materials and/or conduct on-site reviews of any of WellCare’s locations for the purpose of verifying and evaluating: (a) WellCare’s compliance with the terms of this CIA; and (b) WellCare’s compliance with the requirements of the Federal health care programs in which it participates.  The documentation described above shall be made available by WellCare to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit, or reproduction.  Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of WellCare’s employees, contractors, or agents who consent to be interviewed at the individual’s place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. WellCare shall assist OIG or its duly authorized representative(s) in contacting and arranging interviews with such individuals upon OIG's request. WellCare's employees may elect to be interviewed with or without a representative of WellCare present.

VIII.    Document and Record Retention

            WellCare shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs and to compliance with this CIA for six years (or longer if otherwise required by law) from the Effective Date.

IX.       Disclosures

            Consistent with HHS’s FOIA procedures, set forth in 45 C.F.R. Part 5, OIG shall make a reasonable effort to notify WellCare prior to any release by OIG of information submitted by WellCare pursuant to its obligations under this CIA and identified upon submission by WellCare as trade secrets, or information that is commercial or financial and privileged or confidential, under the FOIA rules. With respect to such releases, WellCare shall have the rights set forth at 45 C.F.R. § 5.65(d).

X.        Breach and Default Provisions

            WellCare is expected to fully and timely comply with all of its CIA obligations.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

A.  Stipulated Penalties for Failure to Comply with Certain Obligations. As a contractual remedy, WellCare and OIG hereby agree that failure to comply with certain obligations as set forth in this CIA may lead to the imposition of the following monetary penalties (hereinafter referred to as “Stipulated Penalties”) in accordance with the following provisions.

             1.  A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day WellCare fails to establish and implement any of the following obligations as described in Section III:

a.	a Chief Compliance Officer;
b.	a Corporate Compliance Committee;
c.	Compliance Liaisons;
d.	a Board Regulatory Compliance Committee;
e.	Compliance Program Review Assessment;
f.	Board Regulatory Compliance Committee Resolution;
g.	Certifying Employee certification;
h.	a written Code of Conduct;
i.	written Policies and Procedures;
j.	the training of Covered Persons and Relevant Covered Persons;

k.	a Disclosure Program;

1.	Ineligible Persons screening and removal requirements;

m . notification of Government investigations or legal proceedings; and

n. reporting of Reportable Events.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

2.   A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day WellCare fails to engage an IRO, as required in Section III.D, Appendix A, and Appendix B.

3.   A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day WellCare fails to submit the Implementation Report or any Annual Reports to OIG in accordance with the requirements of Section V by the deadlines for submission.

4.   A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day WellCare fails to submit any Report in accordance with the requirements of Section III.D and Appendix B.

5.   A Stipulated Penalty of $1,500 for each day WellCare fails to grant access as required in Section VII. (This Stipulated Penalty shall begin to accrue on the date WellCare fails to grant access.)

6.   A Stipulated Penalty of $10,000 for each false certification submitted by or on behalf of WellCare as part of its Implementation Report, Annual Report, additional documentation to a report (as requested by the OIG), or otherwise required by this CIA.

7.   A Stipulated Penalty of $1,000 for each day WellCare fails to comply fully and adequately with any obligation of this CIA. OIG shall provide notice to WellCare stating the specific grounds for its determination that WellCare has failed to comply fully and adequately with the CIA obligation(s) at issue and steps WellCare shall take to comply with the CIA.  (This Stipulated Penalty shall begin to accrue 10 days after WellCare receives this notice from OIG of the failure to comply.)  A Stipulated Penalty as described in this Subsection shall not be demanded for any violation for which OIG has sought a Stipulated Penalty under Subsections 1-6 of this Section.

B. Timely Written Requests for Extensions. WellCare may, in advance of the due date, submit a timely written request for an extension of time to perform any act or file any notification or report required by this CIA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after WellCare fails to meet the revised deadline set by OIG. Notwithstanding any other provision in this Section, if OIG denies

Corporate Integrity Agreement
WellCare Health Plans, Inc.

such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until three business days after WellCare receives OIG’s written denial of such request or the original due date, whichever is later. A “timely written request” is defined as a request in writing received by OIG at least five business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

C.   Payment of Stipulated Penalties.

1.   Demand Letter. Upon a finding that WellCare has failed to comply with any of the obligations described in Section X.A and after determining that Stipulated Penalties are appropriate, OIG shall notify WellCare of:  (a) WellCare’s failure to comply; and (b) OIG's exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is referred to as the “Demand Letter”).

2.   Response to Demand Letter.  Within 10 days after the receipt of the Demand Letter, WellCare shall either: (a) cure the breach to OIG’s satisfaction and pay the applicable Stipulated Penalties or (b) request a hearing before an HHS administrative law judge (ALJ) to dispute OIG’s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.E.  In the event WellCare elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until WellCare cures, to OIG’s satisfaction, the alleged breach in dispute. Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CIA and shall be grounds for exclusion under Section X.D.

3.   Form of Payment. Payment of the Stipulated Penalties shall be made by electronic funds transfer to an account specified by OIG in the Demand Letter.

4.   Independence from Material Breach Determination. Except as set forth in Section X.D.l.d, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for OIG’s decision that WellCare has materially breached this CIA, which decision shall be made at OIG’s discretion and shall be governed by the provisions in Section X.D, below.

                D.  Exclusion for Material Breach of this CIA.

1.   Definition of Material Breach. A material breach of this CIA means:

Corporate Integrity Agreement
WellCare Health Plans, Inc.

a.   a repeated or flagrant violation of the obligations under this CIA, including, but not limited to, the obligations addressed in Section X.A;

b.   a failure by WellCare to report a Reportable Event, take corrective action, and make the appropriate refunds, as required in Section III.I;

c.   a failure to engage and use an IRO in accordance with Section III.D and Appendix B;

d.   a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with Section X.C; and

e.   a failure by the Board Regulatory Compliance Committee to issue a resolution in accordance with Section III.A.4.d.

2.   Notice of Material Breach and Intent to Exclude.  The parties agree that a material breach of this CIA by WellCare constitutes an independent basis for WellCare’s exclusion from participation in the Federal health care programs.  Upon a determination by OIG that WellCare has materially breached this CIA and that exclusion is the appropriate remedy, OIG shall notify WellCare of:  (a) WellCare's material breach; and (b) OIG’s intent to exercise its contractual right to impose exclusion (this notification is hereinafter referred to as the “Notice of Material Breach and Intent to Exclude”).

3.   Opportunity to Cure. WellCare shall have 30 days from the date of receipt of the Notice of Material Breach and Intent to Exclude to demonstrate to OIG’s satisfaction that:

a.   WellCare is in compliance with the obligations of the CIA cited by OIG as being the basis for the material breach;

b.   the alleged material breach has been cured; or

c.   the alleged material breach cannot be cured within the 30 day period, but that: (i) WellCare has begun to take action to cure the material breach; (ii) WellCare is pursuing such action with due diligence; and (iii) WellCare has provided to OIG a reasonable

Corporate Integrity Agreement
WellCare Health Plans, Inc.

timetable for curing the material breach.

                           4.   Exclusion Letter.  If, at the conclusion of the 30 day period, WellCare fails to satisfy the requirements of Section X.D.3, OIG may exclude WellCare from participation in the Federal health care programs.  OIG shall notify WellCare in writing of its determination to exclude WellCare (this letter shall be referred to hereinafter as the “Exclusion Letter”).  Subject to the Dispute Resolution provisions in Section X.E, below, the exclusion shall go into effect 30 days after the date of WellCare’s receipt of the Exclusion Letter.  The exclusion shall have national effect and shall also apply to all other Federal procurement and nonprocurement programs.  Reinstatement to program participation is not automatic.  After the end of the period of exclusion, WellCare may apply for reinstatement by submitting a written request for reinstatement in accordance with the provisions at 42 C.F.R. §§ 1001.3001-.3004.

               E. Dispute Resolution

1.   Review Rights. Upon OIG’s delivery to WellCare of its Demand Letter or of its Exclusion Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under this CIA, WellCare shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. § 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalties or exclusion sought pursuant to this CIA.  Specifically, OIG’s determination to demand payment of Stipulated Penalties or to seek exclusion shall be subject to review by an HHS ALJ and, in the event of an appeal, the HHS Departmental Appeals Board (DAB), in a manner consistent with the provisions in 42 C.F.R. § 1005.2-1005.21.  Notwithstanding the language in 42 C.F.R. § 1005.2(c), the request for a hearing involving Stipulated Penalties shall be made within 10 days after receipt of the Demand Letter and the request for a hearing involving exclusion shall be made within 25 days after receipt of the Exclusion Letter.

2.   Stipulated Penalties Review.  Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for Stipulated Penalties under this CIA shall be:  (a) whether WellCare was in full and timely compliance with the obligations of this CIA for which OIG demands payment; and (b) the period of noncompliance.  WellCare shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any.  OIG shall not have the right to appeal to the DAB an adverse ALJ decision related to Stipulated Penalties.  If the ALJ agrees with OIG with regard to a finding of a breach of this CIA and orders WellCare to pay Stipulated Penalties, such Stipulated Penalties

Corporate Integrity Agreement
WellCare Health Plans, Inc.

shall become due and payable 20 days after the ALJ issues such a decision unless WellCare requests review of the ALJ decision by the DAB.  If the ALJ decision is properly appealed to the DAB and the DAB upholds the determination of OIG, the Stipulated Penalties shall become due and payable 20 days after the ALJ issues its decision.

                           3.   Exclusion Review. Notwithstanding any provision of Title 42 of the United States Code or Title 42 of the Code of Federal Regulations, the only issues in a proceeding for exclusion based on a material breach of this CIA shall be:

a.   whether WellCare was in material breach of this CIA;

b.   whether such breach was continuing on the date of the Exclusion Letter; and

c.   whether the alleged material breach could not have been cured within the 30-day period, but that: (i) WellCare had begun to take action to cure the material breach within that period; (ii) WellCare has pursued and is pursuing such action with due diligence; and (iii) WellCare provided to OIG within that period a reasonable timetable for curing the material breach and WellCare has followed the timetable.

For purposes of the exclusion herein, exclusion shall take effect only after an ALJ decision favorable to OIG, or, if the ALJ rules for WellCare, only after a DAB decision in favor of OIG.  WellCare’s election of its contractual right to appeal to the DAB shall not abrogate OIG’s authority to exclude WellCare upon the issuance of an ALJ’s decision in favor of OIG.  If the ALJ sustains the determination of OIG and determines that exclusion is authorized, such exclusion shall take effect 20 days after the ALJ issues such a decision, notwithstanding that WellCare may request review of the ALJ decision by the DAB. If the DAB finds in favor of OIG after an ALJ decision adverse to OIG, the exclusion shall take effect 20 days after the DAB decision.  WellCare shall waive its right to any notice of such an exclusion if a decision upholding the exclusion is rendered by the ALJ or DAB.  If the DAB finds in favor of WellCare, WellCare shall be reinstated effective on the date of the original exclusion.

4.   Finality of Decision. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

Consequently, the parties to this CIA agree that the DAB’s decision (or the ALJ’s decision if not appealed) shall be considered final for all purposes under this CIA.

XI.       Effective and Binding Agreement

WellCare and OIG agree as follows:

            A.      This CIA shall be binding on the successors, assigns, and transferees of WellCare;

B.      This CIA shall become final and binding on the date the final signature is obtained on the CIA;

            C.      This CIA constitutes the complete agreement between the parties and may not be amended except by written consent of the parties to this CIA;

            D.      OIG may agree to a suspension of WellCare’s obligations under this CIA based on a certification by WellCare that it is no longer providing health care items or services that will be billed to any Federal health care program and that it does not have any ownership or control interest, as defined in 42 U.S.C. §1320a-3, in any entity that bills any Federal health care program. If WellCare is relieved of its CIA obligations, WellCare will be required to notify OIG in writing at least 30 days in advance if WellCare plans to resume providing health care items or services that are billed to any Federal health care program or to obtain an ownership or control interest in any entity that bills any Federal health care program. At such time, OIG shall evaluate whether the CIA will be reactivated or modified.

            E.      The undersigned WellCare signatories represent and warrant that they are authorized to execute this CIA. The undersigned OIG signatory represents that he is signing this CIA in his official capacity and that he is authorized to execute this CIA.

            F.      This CIA may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same CIA. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this CIA.

Corporate Integrity Agreement
WellCare Health Plans, Inc.

On Behalf of WellCare

/s/ Blair W. Todt	4/20/11
Blair Todt Senior Vice President & Chief Compliance Officer	DATE

On behalf of the Office of Inspector General
of the Department of Health and Human Services

/s/ Gregory E. Demske	4/26/11
GREGORY E. DEMSKE Assistant Inspector General for Legal Affairs Office of Inspector General U. S. Department of Health and Human Services	DATE

Corporate Integrity Agreement
WellCare Health Plans, Inc.

APPENDIX A

INDEPENDENT REVIEW ORGANIZATION

This Appendix contains the requirements relating to the Independent Review Organization (IRO) required by Section III.D of the CIA.  WellCare may engage a different IRO for each Review or engage the same IRO for all the Reviews provided that the entity has the necessary expertise and capabilities to perform the Reviews.

A.	IRO Engagement.

            WellCare shall engage an IRO that possesses the qualifications set forth in Paragraph B, below, to perform the responsibilities in Paragraph C, below.  The IRO shall conduct the Reviews in a professionally independent and objective fashion, as set forth in Paragraph D.  Within 30 days after OIG receives the information identified in Section V.A.8 and Section V.A.9 of the CIA, OIG will notify WellCare if the IRO(s) is/are unacceptable. Absent notification from OIG that the IRO(s) is/are unacceptable, WellCare may continue to engage the IRO.

            If WellCare engages a new IRO during the term of the CIA, this IRO shall also meet the requirements of this Appendix.  If a new IRO is engaged, WellCare shall submit the information identified in Section V.A.8 and Section V.A.9 of the CIA to OIG within 30 days of engagement of the IRO.  Within 30 days after OIG receives this information, OIG will notify WellCare if the IRO is unacceptable.  Absent notification from OIG that the IRO is unacceptable, WellCare may continue to engage the IRO.

B.	IRO Qualifications.

The IRO shall:

                1.    assign individuals to conduct the Program Report Review, Bid Submissions Systems Review, and Unallowable Cost Review engagements who have expertise in the reimbursement involving managed care organizations and in the general requirements of the State and Federal health care program(s) from which WellCare seeks reimbursement;

             2.    assign individuals to design and select the Reviews who are knowledgeable about appropriate reporting and bid submission processes and about statistical sampling techniques; and

             3.     have sufficient staff and resources to conduct the Reviews required by the CIA on a timely basis.

C.        IRO Responsibilities.

The IRO shall:

            1.      perform each Review in accordance with the specific requirements of the CIA;

            2.      follow all applicable Medicare, Medicaid, and Federal health care program rules and reimbursement guidelines in making assessments in the Reviews;

            3.     if in doubt of the application of a particular Medicare, Medicaid, or other Federal health care program policy or regulation, request clarification from the appropriate authority (e.g., fiscal intermediary or carrier);

            4.      respond to all OIG inquires in a prompt, objective, and factual manner; and

            5.      prepare timely, clear, well-written reports that include all the information required by Appendix B to the CIA.

D.        IRO Independence and Objectivity.

The IRO must perform the Review(s) in a professionally independent and objective fashion, as appropriate to the nature of the engagement, taking into account any other business relationships or engagements that may exist between the IRO and WellCare.

E.         IRO Removal/Termination.

            1.      Provider. If WellCare terminates its IRO during the course of the engagement, WellCare must submit a notice explaining its reasons to OIG no later than 30 days after termination.  WellCare must engage a new IRO in accordance with Paragraph A of this Appendix.

            2.     OIG Removal of IRO. In the event OIG has reason to believe that the IRO does not possess the qualifications described in Paragraph B, is not independent and/or objective as set forth in Paragraph D, or has failed to carry out its responsibilities as described in Paragraph C, OIG may, at its sole discretion, require WellCare to engage a new IRO in accordance with Paragraph A of this Appendix.

Prior to requiring WellCare to engage a new IRO, OIG shall notify WellCare of its intent to do so and provide a written explanation of why OIG believes such a step is necessary.  To resolve any concerns raised by OIG, WellCare may request a meeting with OIG to discuss any aspect of the IRO’s qualifications, independence or performance of its responsibilities and to present additional information regarding these matters.  WellCare

Appendix A to Corporate Integrity Agreement
WellCare Health Plans, Inc.

2

shall provide any additional information as may be requested by OIG under this Paragraph in an expedited manner.  OIG will attempt in good faith to resolve any differences regarding the IRO with WellCare prior to requiring WellCare to terminate the IRO.  However, the final determination as to whether or not to require WellCare to engage a new IRO shall be made at the sole discretion of OIG.

Appendix A to Corporate Integrity Agreement
WellCare Health Plans, Inc.

3

APPENDIX B
REIMBURSEMENT FUNCTIONS REVIEWS

I.      Reviews of Reimbursement Functions

                 As specified more fully below, WellCare shall retain an Independent Review Organization (IRO) to perform the Reviews to assist WellCare in assessing and evaluating its systems, processes, policies, procedures, and practices related to WellCare’s Reimbursement Related Functions.  The Reviews shall consist of: (1) a review of reports provided to Federal health care programs (Program Report Review); (2) a review of WellCare’s bid submissions to Federal health care programs (Bid Submissions Systems Review); and (3) if applicable, a review to determine any unallowable costs (Unallowable Cost Review).  WellCare may engage a different IRO for each Review or engage the same IRO for all the Reviews provided that the entity has the necessary expertise and capabilities to perform the Reviews.

A.     Program Report Review

           1.   Description of Program Report Review

  The Program Report Review shall be a review of reports that WellCare provides to Medicaid, Medicare, and any Federal health care program.  Within 15 days after the end of the Reporting Period, WellCare shall provide the OIG with a complete list of reports that it submitted to Federal health care programs during the previous Reporting Period.  The listed reports shall include, but are not limited to: (a) program-mandated reports of cost and/or expenditures whether or not the reports impact reimbursement from the federal or state program; (b) bids to the federal or state program in response to requests for proposals; (c) state Medicaid program special reports, such as the State of New York’s “Medicaid Managed Care Operating Report”; (d) reports providing data that will be used for Medicare and Medicaid rate-setting; (e) reports providing encounter data detailing the services furnished to beneficiaries; and (f) reports involving pharmacy claims and other data used in the final year-end reconciliation for Plans under Medicare Part D. The OIG will select three reports from the list for the Program Report Review.  The three reports will be from different Plans and may involve different Federal health care programs.

           The IRO shall analyze the contents of each selected report and shall gain an understanding of the process WellCare uses to generate the report.  The engagement shall be designed to: (a) compare WellCare’s practices with best practices among similarly situated entities in the industry; (b) determine the accuracy and completeness of each report; and (c) produce findings and recommendations aimed at improving WellCare’s reporting processes.  The specific focus of the engagement shall be to document and recommend improvements to the steps that WellCare takes to ensure that proper

Appendix B to Corporate Integrity Agreement
WellCare Health Plans, Inc.

information is being recorded on such reports and that controls are reasonably designed to ensure the accuracy and completeness of the information provided.  In conducting the Program Report Review, the IRO may conduct interviews and shall perform work that is necessary and appropriate including the review of relevant policies and procedures and operational processes.  The IRO shall present findings and recommendations on WellCare’s report preparation policies, procedures, and processes for each selected report.

            If the report selected involves a program in which reimbursement depends in part upon WellCare's reporting of costs and/or expenditures, the IRO also shall analyze all costs reported to the Federal health care program as part of the report, including, but not limited to, expenditures for medical versus administrative services. The IRO also shall analyze any other data or information used to support or substantiate WellCare's submission to that program. The IRO's testing of costs and expenses shall demonstrate whether: (a) the costs claimed accurately reflect services rendered or expenses incurred; (b) the costs are supported by documentation; and (c) any money is owed to the Federal health care program.

If the report selected involves a program in which reimbursement or rate-setting depends in part upon WellCare’s submission of claims and/or encounter data, the IRO shall review all claims and encounter data provided as part of the report to ensure the accuracy and completeness of the information provided. The IRO’s findings and recommendations shall include a determination of whether WellCare reported claims and/or encounter data accurately and completely and whether the information provided was supported by documentation.

2.  Program Report Review Report

            The IRO shall prepare a report based on the Program Report Review.  For each of the reports reviewed, the Program Report Review Report shall include the following items:

a.	an analysis of the accuracy and completeness of the report;
b.	an analysis of internal controls that verify that proper information is provided;
c.	a description of the documentation reviewed and any personnel interviewed;
d.	a detailed description of WellCare's systems, policies, processes, and procedures related to the specified report, including a description of WellCare’s control and accountability systems;
e.	a description of the manner in which the control and accountability systems and written policies related to the specific report are made known or disseminated within WellCare;

Appendix B to Corporate Integrity Agreement
WellCare Health Plans, Inc.

f.	findings and supporting rationale regarding any weaknesses in WellCare's systems, processes, policies, procedures, and practices;
g.	if applicable, findings of whether WellCare reported all costs and/or expenditures accurately and completely, and whether money is owed to the Federal health care program;
h.	if applicable, findings of whether WellCare reported claims and/or encounter data accurately and completely;
i.	a summary of all conclusions based on the review; and
j.	recommendations to improve any of the systems, policies, processes, procedures, or practices relating to the reviewed policies and procedures.

         B.   Bid Submissions Systems Review

1.   Description of Bid Submissions Systems Review

The Bid Submissions Systems Review shall be a review of bids and responses to requests for proposals that WellCare provides to Medicaid, Medicare, and any Federal health care program.  Within 15 days after the end of the Reporting Period, WellCare shall provide the OIG with a complete list of bids or responses to requests for proposals that it submitted to Federal health care programs during the Reporting Period.  The OIG will select three bids from that list for the Bid Submissions Systems Review.  The bids will be from different Plans.

The IRO shall analyze the contents of each selected bid and also shall gain an understanding of WellCare's bid submission process.  The engagement shall be designed to:  (a) assess the accuracy and completeness of the bids; (b) compare WellCare's practices with best practices among similarly situated entities in the industry; and (c) produce findings and recommendations aimed at improving WellCare's bid submission processes.  The specific focus of the engagement shall be to document and recommend improvements to the steps that WellCare takes to ensure that proper information is being recorded on such submissions to the Federal health care program and that controls are reasonably designed to ensure the accuracy and completeness of the information provided.  The IRO may conduct interviews, and shall review relevant policies and procedures and operational processes, along with the pertinent requests for proposals and the bid submissions under review.  The IRO shall present findings and recommendations on WellCare’s bid submission preparation policies, procedures, and processes for each selected report.

Appendix B to Corporate Integrity Agreement
WellCare Health Plans, Inc.

2.   Bid Submissions Systems Review Report

The IRO shall prepare a report based on the Bid Submissions Systems Review.  For each of the bids or responses to requests for proposals reviewed, the Bid Submissions Systems Review Report shall include the following items:

a.	an analysis of the accuracy and completeness of the bid or response to requests for proposals, including, but not limited to, a review of cost information provided to justify proposed rates;
b.	an analysis of internal controls that verify that proper information is provided;
c.	a description of the documentation reviewed and any personnel interviewed;
d.	a detailed description of WellCare’s systems, policies, processes, and procedures related to the specified bid, including a description of WellCare’s control and accountability systems;
e.	a description of the manner in which the control and accountability systems and written policies related to the specific bid are made known or disseminated within WellCare;
f.	findings and supporting rationale regarding any weaknesses in WellCare’s systems, processes, policies, procedures, and practices;
g.	findings of whether the information that WellCare submitted with the bid is accurate and complete;
h.	a summary of all conclusions based on the review; and
i.	recommendations to improve any of the systems, policies, processes, procedures, or practices relating to the reviewed policies and procedures.

Appendix B to Corporate Integrity Agreement
WellCare Health Plans, Inc.